UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

FOREST LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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[Forest Laboratories Letterhead]

July 12, 2012

Dear Mr. Icahn,

The independent directors of Forest Laboratories write to dispel the misimpressions that you are trying to create in your July 12 letter.

We assure you that the rejection of your settlement offer, while communicated by Mr. Solomon, was done with the full knowledge and unanimous support of Forest’s entire Board of Directors.  Since you filed your 13-D on May 30 and threatened a “prolonged and contentious proxy fight,” you and Howard Solomon had several conversations concerning your perspectives on the Company and the upcoming annual election.  The Board of Directors was briefed on each of these conversations, including the settlement proposal you made, and discussed each at length.  We understood that, as a condition of settlement, you insisted that we add to our Board Eric Ende, who was overwhelmingly rejected by our shareholders last year, and Daniel Ninivaggi, a salaried Icahn employee with absolutely no relevant experience.  Avoiding a proxy contest by adding these two individuals to the Board may have been expedient, but we must consider the quality of the candidates, and they are woefully inadequate to serve on Forest’s Board.  As such, we unanimously determined that it would not be in the best interests of Forest’s shareholders to accept your proposal.

After you announced your slate of four nominees on June 19, our Nominating and Governance Committee carefully reviewed the qualifications of Messrs. Ende, Fromkin, Legault and Ninivaggi and unanimously recommended to the full Board that they be rejected.  The Board discussed these candidates at length, including in executive session; unanimously determined that your four nominees are far less qualified than the Company’s nominees; and asked Mr. Solomon to convey the Board’s position to you.  Taken together, they have significant conflicts of interest that compromise their independence – including one nominee who you acknowledge is not independent under NYSE standards – and lack experience in areas critical to our business such as operational and management experience and the understanding of what it takes to bring multiple new drugs to the market.

Forest’s Board contains a mix of continuing leadership and new perspectives, including three new independent directors who were added last year and have been fully engaged in this process along with the other independent directors.  We are confident that our Board possesses the skills and expertise to sustain the momentum we have behind our late-stage pipeline and promising new products.  Forest has one of the strongest pipelines in pharma today, and we believe most analysts and institutional investors share our view that our new products and those in development will more than offset the patent expirations of Lexapro and Namenda over time.  In sum, we remain confident in the Company’s prospects, and judging from the size of your investment, we believe you share our view.

We have said repeatedly that Forest welcomes open and constructive dialogue with our shareholders, and it is disappointing that you have chosen to engage with the company only through another proxy contest, which does not serve our shareholders’ interests.  We do not believe that any shareholder is entitled to seat unqualified and unsuitable candidates or that a board should accept such candidates merely to avoid a fight.  Our view is that our directors must be responsible to all of our shareholders, and cannot be dedicated to the interests of any single shareholder, especially when that shareholder has a self-serving agenda as clear as yours.

Sincerely,

/s/

Nesli Basgoz, M.D.

/s/

Christopher J. Coughlin

/s/

Dan L. Goldwasser

/s/

Kenneth E. Goodman

/s/

Gerald M. Lieberman

/s/

Lester B. Salans, M.D.

/s/

Brenton L. Saunders

/s/

Peter J. Zimetbaum, M.D.

Forward-Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Important Additional Information

Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2012 Annual Meeting. Forest Laboratories has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of Forest's directors and executive officers in Forest stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company's website (www.frx.com) in the section "Investors." More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Forest Laboratories' 2012 Annual Meeting.  Information can also be found in Forest's Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 25, 2012.  Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC's website at www.sec.gov.  Copies are also available at no charge at Forest Laboratories' website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.